EXHIBIT 99.31

Press Release

Source: Cord Blood America, Inc.

Cord Blood America Reports Revenues Up 96 Percent for First Nine Months of Fiscal Year
Tuesday November 22, 8:00 am ET

LOS ANGELES, Nov. 22 /PRNewswire-FirstCall/ -- Cord Blood America, Inc. (OTC Bulletin Board: CBAI - News), the umbilical cord blood stem cell preservation company which is focused on bringing the life saving potential of stem cells to families nationwide, today announced that revenues for the nine months ended September 30, 2005, increased 96 percent to approximately $1.9 million compared to revenues of approximately $968,000 for the same period in 2004.

The Company said increased marketing efforts, consistent follow-up with potential customers by telephone, direct mail and e-mail, plus the addition of sales people were some of the key reasons for the increase in revenue. Revenues for the three months ended September 30, 2005 increased 27% to approximately $431,000 compared to approximately $339,000 for the same three months in 2004.

Chairman and CEO Matthew L. Schissler said Cord Blood America continues to be pleased with its operating performance. "It is especially interesting to note an increase in repeat business and referrals by existing customers," Mr. Schissler said.

Cord Blood America also announced that gross profit increased 77 percent for the first nine months of 2005 to approximately $464,000 compared to approximately $262,000 for the same period last year. "We are excited by our growth and our ability to explain the importance of storing umbilical cord blood, both directly to parents and physicians and also through our outstanding web site, www.cordpartners.com. Additionally, we believe our $269 Annual Payment Option makes this life-saving effort affordable to more families," emphasized the CEO.

Mr. Schissler said the Company will continue focus on its direct to consumer sales strategy, but will also put significant emphasis on educating physicians, hospitals and other caregivers. Cord Blood America is developing new sales opportunities with more strategic partnerships with Obstetrics and Gynecology practices and other medical professionals working closely with expectant families. "We believe execution of these partnerships will enhance our long-term growth and profitability," Cord Blood America's CEO said.

The information provided in this press release provides only a portion of the Company's overall financial position. For complete details please view the latest 10-QSB filing at http://www.sec.gov/Archives/edgar/data/1289496/000111650205002649/0001116502- 05-002649-index.htm

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica . Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About Cord Blood America

Cord Blood America, Inc. (OTC Bulletin Board: CBAI - News) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of diseases, including certain cancers, leukemia, blood, and immune disorders. For more information on how this precious lifeline can benefit your family, visit http://www.cordpartners.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, the Company's on-going sales strategy, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The company's past performance is not necessarily indicative of its future performance. The company does not undertake, and the company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT:

Laura Fitzpatrick

Cord Blood America, Inc.

310/432-4090

lfitzpatrick@cordpartners.com

Paul Knopick

E & E Communications

(949) 707-5365

pknopick@eandecommunications.com

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Source: Cord Blood America, Inc.